UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2011

MANHATTAN ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23999	58-2373424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (770) 955-7070

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2011, Manhattan Associates, Inc. (the “Company”) entered into a new Executive Employment Agreement (the “Agreement”) with its current President and Chief Executive Officer, Peter F. Sinisgalli, that will become effective on April 13, 2012 (the “Effective Date”) following the expiration of Mr. Sinisgalli’s existing employment agreement with the Company, provided he is still employed on the Effective Date. Prior to the Effective Date, his current employment agreement will remain in effect. The new Agreement expires on April 12, 2014. The Company’s Board of Directors authorized a committee consisting of John J. Huntz, Jr., Chairman of the Board, and Thomas E. Noonan, Chairman of the Compensation Committee of the Board, to negotiate and enter into, with the assistance of the Board’s compensation consultant and outside legal counsel, the Agreement with Mr. Sinisgalli.

In consideration of his continued employment with the Company on and after the Effective Date as its President and Chief Executive Officer, Mr. Sinisgalli is entitled under the Agreement to an annual base salary of $494,000, subject to annual increase at the discretion of the Board or Compensation Committee, and will be eligible to receive a performance-based bonus with a target opportunity of no less than 100% of his base salary, as determined by the Board or Compensation Committee. Mr. Sinisgalli is also eligible to receive performance- and/or service-based equity incentives from time to time under the Company’s stock incentive plan. The form, vesting, forfeiture and other terms and conditions of such grants shall be determined by the Board or the Compensation Committee, provided that equity incentives granted to Mr. Sinisgalli that provide solely for service-based vesting shall vest in 16 equal quarterly installments beginning on the last day of the calendar quarter ending more than 60 days after the grant date.

In the event Mr. Sinisgalli is terminated by the Company, other than for cause, disability or his death, or in the event Mr. Sinisgalli quits as a result of a “constructive termination” (as defined in the Agreement), he will be entitled to continuation of his base salary and health coverage for 18 months as severance benefits, subject to his execution of a general release in favor of the Company (the form of which is attached to the Agreement as an exhibit) and his compliance with certain noncompete, nonsolicitation and confidentiality covenants. In addition, if Mr. Sinisgalli is terminated after a “change of control” of the Company (as defined in the Agreement) under the circumstances described in the preceding sentence, he will be entitled to a pro rata bonus for the year of termination. In general, the severance payments to Mr. Sinisgalli are limited such that he will not receive any “parachute payment” as described in Section 280G of the Internal Revenue Code. Further, he is not entitled under the Agreement to any reimbursement or “gross up” of any excise taxes he may become obligated to pay under Section 4999 of the Internal Revenue Code.

This summary of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1	Executive Employment Agreement by and between the Company and Peter F. Sinisgalli entered into on December 19, 2011, to become effective as of April 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN ASSOCIATES, INC.

By:	/s/ Bruce S. Richards
Bruce S. Richards Senior Vice President and Chief Legal Officer

Dated: December 22, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Executive Employment Agreement by and between the Company and Peter F. Sinisgalli entered into on December 19, 2011, to become effective as of April 13, 2012

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